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                                                                 EXHIBIT 99.1(C)

              EV TRADITIONAL WORLDWIDE HEALTH SCIENCES FUND, INC.

                             ARTICLES SUPPLEMENTARY


      EV Traditional Worldwide Health Sciences Fund, Inc., a Maryland corporation, having its principal office in Baltimore City, Maryland (the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

      FIRST: Pursuant to authority expressly vested in the Board of Directors of the Corporation by Article VI of the Charter of the Corporation, the Board of Directors has duly divided and reclassified 500,000,000 shares of authorized but unissued shares of Common Stock of the Corporation into Class I Shares. The remaining 500,000,000 shares of Common Stock (including the currently issued and outstanding shares) shall be referred to as Class A Shares.

      SECOND: The Class A Shares and the Class I Shares shall represent the same interest in the Corporation and have identical voting, dividend, liquidation, and other rights as provided in the Charter of the Corporation; provided, however, that notwithstanding anything in the Charter to the contrary:

            (1) The Class A Shares shall be subject to such sales charges and service fees as may be established from time to time by the Board of Directors in accordance with the Investment Company Act of 1940 and applicable rules and regulations of the National Association of Securities Dealers, Inc. and as shall be set forth in the prospectus for the Class A Shares.

            (2) The Class I Shares shall be offered for sale at net asset value to such classes of investors as may be established from time to time by the Board of Directors and as shall be set forth in the prospectus for the Class I Shares. The Class I Shares shall not be subject to a service fee.

            (3) Expenses related solely to a particular Class (including, without limitation, distribution expenses under a Rule 12b-1 plan and administrative expenses under an administration or service agreement, plan or other arrangement, however, designated) shall be borne by that Class and shall be appropriately reflected (in the manner determined by the Board of Directors) in the net asset value, dividends, distribution and liquidation rights of the shares of that Class.

            (4) As to any matter with respect to which a separate vote of any Class is required by the Investment Company Act of 1940 or by the Maryland General Corporation Law (including, without limitation, approval of any plan, agreement or other arrangement referred to in subsection (3) above), such requirement as to a separate vote by that Class shall apply in lieu of single class voting (i.e., all shares voting together as a single class), and if permitted by the Investment Company Act of 1940 or the Maryland General Corporation Law, the Classes shall vote together as a single class on any such matter which shall have the same effect on each such Class. As to any matter which does not affect the interest of a particular Class, only the holders of shares of the affected Classes shall be entitled to vote.

      THIRD:      These Articles Supplementary do not increase the aggregate authorized capital stock of the Corporation.

      IN WITNESS WHEREOF, EV Traditional Worldwide Health Sciences Fund, Inc. has caused these presents to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary on November 18, 1996.


WITNESS:                                  EV TRADITIONAL WORLDWIDE
                                          HEALTH SCIENCES FUND, INC.



/s/ Eric G. Woodbury                      By:  /s/ James B. Hawkes
-------------------------------------     -------------------------------------
    Eric G. Woodbury                               James B. Hawkes
    Assistant Secretary                            President


      THE UNDERSIGNED, President of EV Traditional Worldwide Health Sciences Fund, Inc., who executed on behalf of the Corporation Articles Supplementary of which this Certificate is made a part, hereby acknowledges in the name and on behalf of said Corporation the foregoing Articles Supplementary to be the corporate act of said Corporation and hereby certifies that the matters and facts set forth herein with respect to the authorization and approval thereof are true in all material respects under the penalties of perjury.


                                          /s/ James B. Hawkes
                                          -------------------------------------
                                              James B. Hawkes
                                              President